FCPT Announces Third Quarter 2025 Financial and Operating Results

MILL VALLEY, CA – October 28, 2025 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three and nine months ended September 30, 2025.

Management Comments

“FCPT delivered another strong quarter of portfolio growth. In the quarter, we acquired $82 million of properties, diversified across our core retail sectors and leased to nationally branded, strong operators with rent and pricing aligned to our underwriting objectives. In the trailing 12 months, we have acquired $355 million of properties and remain focused on disciplined deal sourcing as we approach year-end. Our consistency of results demonstrates the maturity of our team and the platform we have built as we celebrate our 10-year anniversary as a public company,” said CEO Bill Lenehan. “We continue to have one of the lowest leverage profiles in our company’s history, and access to significant liquidity and optionality to fund further growth.”

Rent Collection Update

As of September 30, 2025, the Company has received rent payments representing 99.9% of its portfolio contractual base rent for the quarter ending September 30, 2025.

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

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Rental revenue for the third quarter increased 12.2% over the prior year to $66.5 million. Rental revenue consisted of $66.1 million in cash rents and $0.4 million of straight-line and other non-cash rent adjustments.

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Net income attributable to common shareholders was $28.8 million for the third quarter, or $0.28 per diluted share. These results compare to net income attributable to common shareholders of $25.6 million for the same quarter in the prior year, or $0.27 per diluted share.

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Net income attributable to common shareholders was $82.9 million for the nine months ended September 30, 2025, or $0.81 per diluted share. These results compare to net income attributed to common shareholders of $74.3 million for the same nine-month period in 2024, or $0.80 per diluted share.

Adjusted Funds from Operations (AFFO)

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AFFO per diluted share for the third quarter was $0.45, representing a $0.02 per share increase compared to the same quarter in 2024.

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AFFO per diluted share for the nine months ended September 30, 2025 was $1.33, representing a $0.04 per share increase compared to the same nine-month period in 2024.

Funds from Operations (FFO)

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NAREIT-defined FFO per diluted share for the third quarter was $0.42, a $0.01 per share increase compared to the same quarter in 2024.

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NAREIT-defined FFO per diluted share for the nine months ended September 30, 2025 was $1.25, representing a $0.02 per share increase compared to the same nine-month period in 2024.

General and Administrative (G&A) Expense

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G&A expense for the third quarter was $6.5 million, which included $2.2 million of stock-based compensation. These results compare to G&A expense in the third quarter of 2024 of $5.8 million, including $1.8 million of stock-based compensation.

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Cash G&A expense (after excluding stock-based compensation) for the third quarter was $4.3 million, representing 6.5% of cash rental income for the quarter, compared to $4.0 million of cash G&A in the third quarter of 2024 representing 6.9% of cash rental income.

Dividends

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FCPT declared a dividend of $0.3550 per common share for the third quarter of 2025.

Real Estate Portfolio

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As of September 30, 2025, the Company’s rental portfolio consisted of 1,273 properties located in 48 states. The properties are 99.5% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 7.1 years.

Acquisitions

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During the third quarter, FCPT acquired 28 properties for a combined purchase price of $82.0 million at an initial weighted average cash yield of 6.8%, on rents in place as of September 30, 2025 and a weighted average remaining lease term of 11.6 years. The properties were 39% medical retail, 36% auto service, 16% quick service restaurants and 9% casual dining restaurants by purchase price.

Dispositions

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During the third quarter, FCPT did not sell any properties.

Liquidity and Capital Markets

Liquidity

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On September 30, 2025, FCPT had approximately $490 million of available liquidity including $7 million of cash and cash equivalents, anticipated net proceeds of approximately $144 million under existing forward sale agreements and $339 million of capacity under revolving credit facility.

Capital Raising

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During the third quarter, the Company did not sell shares of Common Stock via the at-the-market (ATM) program.

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Year-to-date through October 28, 2025, FCPT has sold 6,108,008 shares of Common Stock via the ATM at an average gross price of $28.27 per share for anticipated gross proceeds of $172.7 million. As of October 28, 2025, 3,545,890 shares remain to be settled under existing forward sale agreements for anticipated gross proceeds of $100.4 million.

Credit Facility and Unsecured Notes

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On September 30, 2025, FCPT had $1,226 million of outstanding debt, consisting of $590 million of term loans, $625 million of unsecured fixed rate notes and $11 million outstanding revolver balance. FCPT’s leverage, as measured by the ratio of net debt to adjusted EBITDAre, is 5.3x at quarter-end, or 4.7x inclusive of outstanding equity under forward sales agreements as of September 30, 2025.

Conference Call Information

Company management will host a conference call and audio webcast on Wednesday, October 29 at 12:00 p.m. Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Phone: 1 833 470 1428 (domestic) or 1 646 844 6383 (international), Call Access Code: 448846

Live webcast: https://events.q4inc.com/attendee/799886849

In order to pre-register for the call, investors can visit: NetRoadshow

Replay: Available through January 29, 2026 by dialing 1 866 813 9403 (domestic) or 1 929 458 6194 (international), Replay Access Code 609278

About FCPT

FCPT is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance, announced transactions, expectations regarding the making of distributions and the payment of dividends, and the effect of pandemics on the business operations of the Company and the Company’s tenants and their continued ability to pay rent in a timely manner or at all. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.

Supplemental Materials and Website:

Supplemental materials on the Third Quarter 2025 operating results and other information on the Company are available on the investors relations section of FCPT’s website at investors.fcpt.com.

FCPT

Bill Lenehan, 415-965-8031
CEO
Patrick Wernig, 415-965-8038

CFO

Four Corners Property Trust

Consolidated Statements of Income

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Rental revenue	$66,508	$59,288	$194,804	$176,400
Restaurant revenue	7,641	7,503	23,663	23,337
Total revenues	74,149	66,791	218,467	199,737
Operating expenses:
General and administrative	6,516	5,847	20,595	18,064
Depreciation and amortization	15,051	13,606	44,100	40,418
Property expenses	3,678	2,614	10,329	8,531
Restaurant expenses	7,230	7,029	22,146	21,925
Total operating expenses	32,475	29,096	97,170	88,938

Interest expense	(12,955)	(12,324)	(38,767)	(36,929)
Other income, net	188	331	693	721
Realized gain on sale, net	—	—	—	—
Income tax expense	(30)	(90)	(205)	(203)
Net income	28,877	25,612	83,018	74,388

Net income attributable to noncontrolling interest	(32)	(31)	(93)	(91)
Net Income Attributable to Common Shareholders	$28,845	$25,581	$82,925	$74,297

Basic net income per share	$0.28	$0.27	$0.82	$0.80
Diluted net income per share	$0.28	$0.27	$0.81	$0.80
Regular dividends declared per share	$0.3550	$0.3450	$1.0650	$1.0350

Weighted-average shares outstanding:
Basic	103,881,846	94,390,037	101,485,547	92,645,482
Diluted	104,167,774	94,877,995	101,770,250	93,061,647

Four Corners Property Trust

Consolidated Balance Sheets

(In thousands, except share data)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Real estate investments:
Land	$1,467,646	$1,360,772
Buildings, equipment and improvements	1,943,847	1,837,872
Total real estate investments	3,411,493	3,198,644
Less: Accumulated depreciation	(805,951)	(775,505)
Total real estate investments, net	2,605,542	2,423,139
Intangible lease assets, net	123,969	123,613
Total real estate investments and intangible lease assets, net	2,729,511	2,546,752
Real estate held for sale	—	—
Cash and cash equivalents	6,725	4,081
Straight-line rent adjustment	70,982	68,562
Derivative assets	10,295	20,733
Deferred tax assets	1,617	1,448
Other assets	15,309	11,450
Total Assets	$2,834,439	$2,653,026

LIABILITIES AND EQUITY

Liabilities:
Term loan and revolving credit facility ($601,000 and $520,000 of principal, respectively)	$592,244	$516,250
Senior unsecured notes	622,128	621,639
Dividends payable	37,004	35,358
Rent received in advance	15,766	6,738
Derivative liabilities	5,751	473
Other liabilities	25,675	21,778
Total liabilities	1,298,568	1,202,236

Equity:
Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 104,464,113 and 99,825,119 shares issued and outstanding, respectively	10	10
Additional paid-in capital	1,609,273	1,482,698
Accumulated other comprehensive income	7,884	23,633
Noncontrolling interest	2,131	2,178
Accumulated deficit	(83,427)	(57,729)
Total equity	1,535,871	1,450,790
Total Liabilities and Equity	$2,834,439	$2,653,026

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Funds from operations (FFO):
Net income	$28,877	$25,612	$83,018	$74,388
Depreciation and amortization	14,988	13,572	43,961	40,312
Realized gain on sales of real estate	—	—	—	—
FFO (as defined by NAREIT)	$43,865	$39,184	$126,979	$114,700
Straight-line rental revenue	(856)	(1,056)	(2,419)	(3,343)
Deferred income tax benefit (1)	(100)	(61)	(169)	(153)
Stock-based compensation	2,208	1,815	6,969	5,186
Non-cash amortization of deferred financing costs	790	653	2,358	1,944
Non-real estate investment depreciation	63	34	139	106
Other non-cash revenue adjustments	478	511	1,442	1,563
Adjusted Funds from Operations (AFFO)	$46,448	$41,080	$135,299	$120,003

Weighted average fully diluted shares outstanding (2)	104,282,333	94,992,554	101,884,809	93,176,206

FFO per diluted share	$0.42	$0.41	$1.25	$1.23

AFFO per diluted share	$0.45	$0.43	$1.33	$1.29

(1) Amount represents non-cash deferred income tax benefit recognized at the Kerrow Restaurant Business
(2) Assumes the issuance of common shares for OP units held by non-controlling interest